Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-3 of our report dated March 20, 2006 relating to the financial statements of ACCO Brands Corporation, which appears in such Registration Statement, and our report dated March 20, 2006 relating to the financial statement schedules, which appears in ACCO Brands Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
September 14, 2006